EXHIBIT 21



            BAIRNCO CORPORATION AND SUBSIDIARIES

                 Subsidiaries of Registrant
                    as of March 23, 1998


                                     Percentage    State/Country of
                                     Ownership     Incorporation


Arlon, Inc.                            100%          Delaware
Kasco Corporation                      100%          Delaware
Bairnco Foreign Sales Corporation      100%          Barbados
Bertram & Graf Gmbh (1)                100%          Germany
Invabond Ltd. (1)                      100%          Ireland
Atlantic Service Co. Ltd. (1)          100%          Canada
Atlantic  Service Co. (UK) Ltd. (1)     98.9%        United Kingdom
EuroKasco S.A. (1)                     100%          France





(1) Indirect wholly-owned subsidiary of Bairnco Corporation.